Exhibit 12(b)



TXU EUROPE LIMITED (FORMERLY KNOWN AS
TXU EASTERN HOLDINGS LIMITED)
(SUCCESSOR COMPANY)
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
((POUND) MILLION, EXCEPT RATIOS)

                           PERIOD FROM     PERIOD FROM    NINE MONTHS    PERIOD
                            FORMATION       FORMATION     ENDED          FROM FORMATION
                             THROUGH         THROUGH      SEPT 30, 1999  THROUGH
                       DECEMBER 31, 1998  MARCH 31, 1999                 SEPT 30, 1998
                       -----------------  --------------
EARNINGS:
  Net income (loss)                   77             126             71             (25)
  Add: Minority income (loss)         11              21              7              (3)
       Income tax
        expense (benefit)             67             106             68             (19)
       Fixed charges
        (see details below)          281             369            263             183
 Less: Interest capitalized           (4)             (5)             0              (3)
                              ----------      ----------     ----------      ----------
  Total earnings                     432             617            409             133
                              ----------      ----------     ----------      ----------

FIXED CHARGES:
 Interest expense                    269             356            259             174
 Add: Interest capitalized             4               5              0               3
      Rentals representative
       of the interest
       factor                          8               8              4               6
                              ----------      ----------     ----------      ----------
  Total fixed charges                281             369            263             183
                              ----------      ----------     ----------      ----------

RATIO OF EARNINGS TO FIXED
  CHARGES                            1.5             1.7            1.6             0.7(a)
                              ==========      ==========     ==========      ==========


(a) For the period from formation to September 30, 1998, fixed charges exceeded earnings by (pound) 50 million